Exhibit 99.1

BANCORP OF NEW JERSEY REPORTS 2019 SECOND QUARTER FINANCIAL RESULTS

August 7, 2019 — Fort Lee, NJ — Bancorp of New Jersey, Inc. (NYSE American:  BKJ) (the “Company”), holding company for Bank of New Jersey (the “Bank”), today reported financial results for its second quarter and six months ended June 30, 2019. Net income for the second quarter of 2019 was $1.34 million, or $0.18 per diluted share, compared to net income of $1.19 million, or $0.16 per diluted share, for the second quarter of 2018. For the year to date period, net income increased by $372,000, or 14.7% over the prior year, to $2.91 million, or $0.40 per diluted share, compared to earnings of $2.53 million, or $0.35 per diluted share, for the first six months of 2018.

Total loans were $782.3 million at June 30, 2019, up $16.4 million from the December 31, 2018 balance of $765.9 million. Total deposits were $762.0 million at June 30, 2019, up $25.3 million from the December 31, 2018 balance of $736.7 million. Net interest margin was 2.92% at the end of the second quarter compared to 2.96% at the end of the first quarter of 2019.

Nancy E. Graves, Bancorp of New Jersey’s President and Chief Executive Officer, stated, “Our year to date results reflect our continued focus on organic growth. Commercial loan activity remains solid. Core deposits grew $44.7 million, primarily in CDs, with less reliance on lower cost municipal deposits, which declined $19.4 million since year-end 2018.  Cost of total deposits increased this quarter to 1.49% from 1.42% the previous quarter. Consistent with last quarter, deposit pressure remained a challenge in Bergen County, which was reflected in the increase in interest expense as we obtain and retain deposits.”

The following tables show information regarding the growth in our loan and deposit portfolios (in thousands):

	At the Period Ended
	June 30, 2019	December 31, 2018
Loan Composition
Commercial Real Estate	$657,842	$640,627
Residential Mortgages	55,210	58,281
Commercial and Industrial	25,912	24,852
Home Equity	43,084	41,833
Consumer	296	326
Total Loans	782,344	765,919
Deferred Loan Fees and Costs, net	(850)	(937)
Allowance for Loan Losses	(8,530)	(8,393)
Net Loans	$772,964	$756,589

Deposit Composition
Noninterest-Bearing Demand Deposits	$113,279	$118,489
Savings and Interest-Bearing Transaction Accounts	278,743	298,108
Time Deposits $250 and under	249,215	213,855
Time Deposits over $250	120,764	106,250
Total Deposits	$762,001	$736,702

Three and Six Months Ended June 30, 2019 Financial Review

Net Interest Income

For the three months ended June 30, 2019, net interest income decreased by $88,000 or 1.4% versus the same period last year. For the six months ended June 30, 2019, net interest income decreased by $397,000 or 3.0% versus the same period last year.

Total interest income increased by $1.0 million or 11.7% for the three months ended June 30, 2019 as compared to the corresponding period last year. During the six months ended June 30, 2019, interest income increased by $1.7 million or 9.8% versus the same period last year. This increase in interest income was primarily due to loan growth.

Total interest expense increased by $1.1 million in the second quarter of 2019 to $3.3 million compared to $2.2 million in the prior year period. During the six months ended June 30, 2019, interest expense increased by $2.1 million versus the same period last year. The increase in interest expense was due to an increase in deposit balances and higher interest rates on deposits and borrowed funds as obtaining and retaining deposits remain extremely competitive.

Provision for Loan Losses

The Company recognized a provision for loan losses of $140,000 for both the three and six months ended June 30, 2019 compared to a provision for loan losses of $325,000 and $650,000 for the three and six months ended June 30, 2018, respectively. The allowance for loan losses to total loans was 1.09% as of June 30, 2019.

Non-Interest Expense

Non-interest expense was $4.7 million during the second quarter of 2019 and 2018, while non-interest expense was $9.2 million for the six months ended June 30, 2019 compared to $9.4 million for the same period in 2018, a decrease of $171,000 or 1.8%. The decrease is a result of the Company’s continued focus on efficiencies.

Income Tax Expense

The income tax accrual for the three months ended June 30, 2019 was $329,000 compared to $361,000 for the same period in 2018. The income tax accrual for the six months ended June 30, 2019 was $760,000 compared to $796,000 for the same period in 2018. As the New Jersey Division of Taxation is still reviewing certain provisions of the recent changes in New Jersey tax laws, the Company is accruing for its 2019 New Jersey income tax expense at a rate similar to that applicable in 2018, until such time as the New Jersey Division of Taxation comes to a conclusion on these provisions.

Net Income

Net income for the second quarter of 2019 was $1.34 million compared to net income of $1.19 million for the second quarter of 2018, an increase of $155,000 or 13.0%.  Net income for the six months ended June 30, 2019 was $2.91 million compared to net income of $2.53 million for the same period in 2018, an increase of $372,000 or 14.7%.

Financial Condition

Total assets increased by $41.0 million, or 4.6%, from $883.7 million at December 31, 2018 to $924.7 million at June 30, 2019, reflecting an increase in cash and cash equivalents, loans receivable and other assets related to the recording of a right of use asset due to the adoption of Accounting Standards Update 2016-02 — Leases, as of January 1, 2019.

Total cash and cash equivalents increased from $64.5 million at December 31, 2018 to $86.2 million at June 30, 2019, an increase of $21.7 million. The change in cash is mainly due to an increase in deposit account balances and the maturity of certain securities.

Along with new deposits to the Bank, the Company has been experiencing customers transferring funds from noninterest bearing and lower interest-bearing accounts to higher interest-bearing accounts. The Bank has sought to increase its core deposits while reducing its reliance on potentially volatile municipal deposits and their effects of seasonal fluctuations related to real estate tax inflows and payments.

Borrowed funds decreased slightly to $51.2 million as of June 30, 2019 from $51.7 million at December 31, 2018.

At June 30, 2019, the Bank maintained capital ratios that were in excess of regulatory standards for well capitalized institutions. The Company’s and Bank’s Tier 1 capital to average assets ratio was 10.42%, each of their common equity Tier 1 capital and Tier 1 capital to risk weighted assets were 11.43% and their total capital to risk weighted assets ratio was 12.48%.

Loan Quality

At June 30, 2019 the Bank had non-accrual loans of $9.5 million. Included in this total are $3.9 million in Troubled Debt Restructured Loans (“TDRs”). At year-end 2018, non-accrual loans totaled $9.4 million, of which $4.5 million were TDRs. Accruing loans delinquent greater than 30 days were $6.5 million as of June 30, 2019, compared to $5.3 million at December 31, 2018. Of the $6.5 million in delinquent loans at June 30, 2019, two loans totaling $1.4 million reached maturity and were in the process of extension or renewal.

About the Company

Founded in 2006, Bancorp of New Jersey, Inc. is the holding company for Bank of New Jersey, which provides traditional commercial and consumer banking products and services. The Bank’s corporate office is in Englewood Cliffs and the Bank currently operates out of 9 branch offices located in Fort Lee, Hackensack, Haworth, Englewood Cliffs, Englewood, Cliffside Park, and Woodcliff Lake. For more information about Bank of New Jersey and its products and services, please visit http://www.bonj.net or call 201-720-3201. If you would like to receive future Bancorp of New Jersey announcements electronically, please email us at shareholder@bonj.net.

Forward-Looking Statements This press release and other statements made from time to time by Bancorp of New Jersey’s management contain express and implied statements relating to our future financial condition, results of operations, credit quality, corporate objectives, and other financial and business matters, which are considered forward-looking statements. These forward-looking statements are necessarily speculative and speak only as of the date made, and are subject to numerous assumptions, risks and uncertainties, all of which may change over time. Actual results could differ materially from those expected or implied by such forward-looking statements. Risks and uncertainties which could cause our actual results to differ materially and adversely from such forward-looking statements are included in our Annual Report on Form 10-K under Item 1a — Risk Factors and in the description of our business under Item 1. Any statements made that are not historical facts should be considered to be forward-looking statements. You should not place undue reliance on any forward-looking statements. We undertake no obligation to update forward-looking statements or to make any public announcement when we consider forward-looking statements to no longer be accurate, whether as a result of new information of future events, except as may be required by applicable law or regulation.

Investor Relations Counsel:
The Equity Group Inc.
Fred Buonocore, CFA 212-836-9607

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Three Months Ended June 30,
	2019	2018
INTEREST INCOME
Loans, including fees	$9,089	$8,179
Securities	179	233
Federal funds sold and other	419	261
TOTAL INTEREST INCOME	9,687	8,673

INTEREST EXPENSE
Savings and interest bearing transaction accounts	918	464
Time deposits	2,031	1,609
Borrowed funds	350	123
TOTAL INTEREST EXPENSE	3,299	2,196

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	6,388	6,477
Provision for loan losses	140	325
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	6,248	6,152
NON-INTEREST INCOME
Fees and service charges	143	110
TOTAL NON-INTEREST INCOME	143	110

NON-INTEREST EXPENSE
Salaries and employee benefits	2,416	2,372
Occupancy and equipment expense	909	828
FDIC premiums and related expenses	105	148
Legal fees	275	219
Other real estate owned expenses	22	2
Professional fees	203	245
Data processing	281	205
Other expenses	507	692
TOTAL NON-INTEREST EXPENSE	4,718	4,711
Income before provision for income taxes	1,673	1,551
Income tax expense	329	361
Net income	$1,344	$1,190

PER SHARE OF COMMON STOCK
Basic	$0.18	$0.16
Diluted	$0.18	$0.16

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except for per share data)

	For the Six Months Ended June 30,
	2019	2018
INTEREST INCOME
Loans, including fees	$17,845	$16,327
Securities	386	469
Federal funds sold and other	832	568
TOTAL INTEREST INCOME	19,063	17,364

INTEREST EXPENSE
Savings and interest bearing transaction accounts	1,798	881
Time deposits	3,774	3,123
Borrowed funds	700	172
TOTAL INTEREST EXPENSE	6,272	4,176

NET INTEREST INCOME BEFORE PROVISION FOR LOAN LOSSES	12,791	13,188
Provision for loan losses	140	650
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	12,651	12,538
NON-INTEREST INCOME
Fees and service charges	257	205
TOTAL NON-INTEREST INCOME	257	205

NON-INTEREST EXPENSE
Salaries and employee benefits	4,870	4,787
Occupancy and equipment expense	1,818	1,695
FDIC premiums and related expenses	233	306
Legal fees	350	357
Other real estate owned expenses	25	9
Professional fees	437	493
Data processing	568	538
Other expenses	942	1,229
TOTAL NON-INTEREST EXPENSE	9,243	9,414
Income before provision for income taxes	3,665	3,329
Income tax expense	760	796
Net income	$2,905	$2,533

PER SHARE OF COMMON STOCK
Basic	$0.40	$0.35
Diluted	$0.40	$0.35

BANCORP OF NEW JERSEY, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(in thousands, except for per share data)

	June 30, 2019	December 31, 2018
Assets
Cash and due from banks	$2,636	$3,541
Interest bearing deposits	80,273	59,024
Federal funds sold	3,315	1,977
Total cash and cash equivalents	86,224	64,542
Interest bearing time deposits	500	500
Securities available for sale	27,572	32,293
Securities held to maturity (fair value $0 and $5,852 at June 30, 2019 and December 31, 2018, respectively)	—	5,852
Restricted investment in bank stock, at cost	3,155	3,239
Loans receivable	782,344	765,919
Deferred loan fees and costs, net	(850)	(937)
Allowance for loan losses	(8,530)	(8,393)
Net loans	772,964	756,589
Premises and equipment, net	13,173	13,440
Accrued interest receivable	2,921	2,841
Other real estate owned	1,363	511
Right of use asset	13,067	—
Other assets	3,779	3,929
Total assets	$924,718	$883,736
Liabilities and Stockholders’ Equity
LIABILITIES:
Deposits:
Noninterest-bearing demand deposits	$113,279	$118,489
Savings and interest bearing transaction accounts	278,743	298,108
Time deposits $250 and under	249,215	213,855
Time deposits over $250	120,764	106,250
Total deposits	762,001	736,702
Borrowed funds	51,169	51,658
Lease liability	13,490	—
Accrued expenses and other liabilities	5,539	6,269
Total liabilities	832,199	794,629
Stockholders’ equity:
Common stock, no par value, authorized 20,000,000 shares; issued and outstanding 7,293,697 at June 30, 2019 and 7,295,466 at December 31, 2018	76,848	76,713
Retained earnings	15,719	12,814
Accumulated other comprehensive loss	(48)	(420)
Total stockholders’ equity	92,519	89,107
Total liabilities and stockholders’ equity	$924,718	$883,736